UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-33167	77-0632186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 N. Indian Hill Blvd., #702
Claremont, California

(Address of principal executive offices)

91711

(Zip code)

(626) 715-5855

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

See Item 5.02 below, which is incorporated into this Item 1.01 by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2015, Mr. Wei Li resigned as President, Chief Executive Officer and Chief Operating Officer and Mr. Steven Ning Ma resigned as Chief Financial Officer of Kiwa Bio-Tech Products Group Corporation (the “Company”). To the knowledge of the Company’s executive officers, the resignations of Mr. Li and Mr. Ma are not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Effective as of July 1, 2015 upon the resignations of Mr. LI and Mr. Ma, the Company appointed Mr. Jimmy Ji Zhou as the Company’s President, Chief Executive officer and interim Chief Financial Officer.

Other than with respect to the employment agreement between the Company and Mr. Zhou, a copy of which is attached hereto as Exhibit 10.1, there are no arrangements or understandings between Mr. Zhou and any other person pursuant to which Mr. Zhou was appointed as an officer of the Company. Further, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant, the amount involved exceeds $120,000, and in which Mr. Zhou had, or will have, a direct or indirect material interest.

On July 1, 2015, the Company entered into a three-year employment agreement with Mr. Zhou.  After the initial three-year term and assuming his employment agreement has not been terminated for cause, Mr. Zhou may remain as a consultant to the Company. Mr. Zhou’s annual salary is $84,000 and is subject to annual increase as determined by the Company’s Board of Directors. Mr. Zhou is eligible, at the discretion of our Board of Directors, to receive an annual cash bonus based on performance. Mr. Zhou is entitled to receive stock options or other equity incentive awards under the Company’s 2004 Stock Incentive Plan, as amended, as and when determined by the Board, and is entitled to receive perquisites and other fringe benefits that may be provided to, and is eligible to participate in any other bonus or incentive program established by the Company, for its executives. Mr. Zhou will be entitled to be reimbursed for all reasonable travel, entertainment and other expenses, including a $50,000 per year entertainment expense allowance, incurred or paid by him in connection with, or related to, the performance of his duties, responsibilities or services under his employment agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

The Company has the right to terminate Mr. Zhou’s employment for cause, which term includes, among other things, the Company’s failure to meet certain Company net operating profit standards. Mr. Zhou has the right to terminate his employment agreement for any reason upon three (3) months advance notice.

Mr. Zhou was employed by AXA Advisors LLC (“AXA”) in California as a financial advisor from 2000 to 2007. He became a Certified Estate Planner (CEP) and a Registered Financial Consultant (RFC) with AXA in 2005. From 2007 to 2008, Mr. Zhou was involved in investment banking projects between China and the United States and since 2008, Mr. Zhou has worked as an independent business consultant and as an offshore financial advisor to clients in China. Mr. Zhou graduated from Shanghai International Studies University in China in 1990.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1	Employment Agreement dated July 1, 2015 between Kiwa Bio-Tech Products Group Corporation and Mr. Jimmy Ji Zhou.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2015

KIWA BIO-TECH PRODUCTS GROUP CORPORATION

By:	/s/ Jimmy Ji Zhou
Jimmy Ji Zhou
Chief Executive Officer